EXHIBIT 99.1
News
For Immediate Release	Contact:
February 4, 2016	Rick Honey
(212) 878-1831

MINERALS TECHNOLOGIES REPORTS FOURTH QUARTER EARNINGS PER SHARE OF $1.00, EXCLUDING SPECIAL ITEMS
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Reported Earnings per Share were $0.48, Including Special Items Associated with the Restructuring of the Energy Services and Refractories Segments
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Company Reports Record 2015 Annual Earnings of $4.31 per Share, Excluding Special Items; 2015 Earnings per Share, Including Special Items, were $3.08 per Share
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Highlights:

•	Fourth Quarter Operating Income of $59.0 Million and 13.7% of Sales, Excluding Special Items
•	Record Annual Earnings for the Specialty Minerals and Performance Materials Segments
•	China Sales Grew 19% in the Fourth Quarter and 18% for the Full Year
•	Synergies Continue to Track Ahead of Target
•	$50 Million Debt Reduction—Fourth Quarter; $190 Million Debt Reduction—Full Year
•	Signed 24th Commercial Agreement for FulFill® High Filler Technology

New York, February 4—Minerals Technologies (NYSE: MTX) today reported fourth quarter diluted earnings per share of $1.00, excluding special items. Reported earnings per diluted share for the quarter were $0.48.

For the full year 2015, the company reported earnings per diluted share of $4.31, excluding special items, compared with earnings of $4.00 per diluted share in the prior year, an increase of 8 percent.  Reported earnings per diluted share were $3.08 for the full year of 2015.

"MTI delivered a solid 2015 performance, denoting our sixth consecutive year of record financial results," said Joseph C. Muscari, chairman and chief executive officer. "Our minerals and specialty chemicals businesses contributed double digit operating income margins during the year, and the 2014 AMCOL acquisition continues to be highly accretive, generating nearly $80 million in synergies. We also continued to restructure the Energy Services and Refractories segments to maximize profitability in light of the weak conditions in the oil and steel markets."

Fourth Quarter

Minerals Technologies' fourth quarter worldwide sales decreased 17 percent to $430.0 million from $516.0 million in the same period in 2014.  Foreign exchange had an unfavorable impact on sales of $23.9 million, or 5 percent.  The exit from the Coiled Tubing service line in early August of 2015 reduced consolidated sales by an additional $17.0 million, or 3 percent.

Income from operations, excluding special items, represented 13.7 percent of sales, and was $59.0 million compared with $74.1 million in the fourth quarter of 2014.  Weak market conditions in oil and steel resulted in a combined decrease in operating profits for Energy Services and Refractories of $18.0 million from the same period in the prior year.  In addition, foreign exchange had an unfavorable impact on operating income of $4.2 million.

The company incurred charges of $28.8 million in special items in the quarter, primarily related to restructuring costs in the Energy Services and Refractories segments and acquisition-related integration costs. Reported operating income in the fourth quarter of 2015 was $37.7 million. The combined effect of these non-recurring items reduced earnings by $0.52 per share. The company expects to realize annualized savings from the restructuring program of approximately $9 million.

The Minerals businesses, which include the Specialty Minerals, Performance Materials and Construction Technologies segments, had a strong quarter. Operating income grew 5 percent to $53.5 million and represented 16.3 percent of sales compared with 14.6 percent of sales in last year's fourth quarter.

Fourth quarter worldwide sales for the Specialty Minerals segment, which includes the precipitated calcium carbonate (PCC) and Processed Minerals product lines, decreased 1 percent to $157.7 million.  Foreign exchange had an unfavorable impact on sales of $8.2 million, or 5 percentage points.  Consequently, sales on a constant currency basis in the segment increased 4 percent.

Worldwide sales of PCC decreased 4 percent to $123.7 million. On a constant currency basis, PCC sales grew 3 percent. Paper PCC sales in China grew 92 percent over 2014 due to the start-up of three new facilities since the fourth quarter of 2014.

"Our growth strategy of penetrating the Chinese paper industry by substituting our higher value PCC products continues to advance," said Mr. Muscari. "By replacing other lower-value paper pigments, we will continue to grow at targeted rates despite conditions in China."

Fourth quarter net sales of Processed Minerals products increased 10 percent to $34.0 million from $31.0 million in the prior year, primarily due to a 16-percent increase in ground calcium carbonate sales.

Income from operations for the Specialty Minerals segment in the quarter increased 4 percent to $25.6 million and represented 16.2 percent of sales as compared with 15.5 percent in the prior year. This increase was attributable to volume growth of 5 percent, improved cost and expense control and productivity improvements that were partially offset by the effects of foreign exchange.

Sales in the Performance Materials segment were $131.3 million for the quarter, with foreign exchange having an unfavorable impact on sales of $6.0 million.  Weakness in the agricultural sector affected sales in the Metalcasting product line. Sales in Household, Personal Care and Specialty Products increased 10 percent due to strong Pet Care and Fabric Care sales. Operating income grew 11 percent to $23.9 million and represented 18.2 percent of sales as compared to 15.2 percent of sales in the prior year. This growth was attributable to increased sales in consumer products and an 8-percent improvement in productivity

Fourth quarter sales in the Construction Technologies segment were $39.4 million. Foreign exchange had an unfavorable impact on sales of $2.1 million. Operating income was $4.0 million and represented 10.2 percent of sales.

The Service businesses, which include the Refractories and Energy Services segments, had a difficult quarter due to a significant downturn in both the Steel and Energy markets. Sales of $101.6 million in the fourth quarter decreased 40 percent from last year. Operating income decreased from $25.3 million in last year's fourth quarter to $6.3 million in the current year.

Net sales in the Refractories segment in the fourth quarter of 2015 were $68.2 million, with foreign exchange having an unfavorable impact on sales of $4.4 million. Operating income, excluding special items, was $5.3 million and represented 7.8 percent of sales. Sales and operating income were affected by lower sales volumes stemming from continued weak global steel demand.

Energy Services segment sales were $33.4 million for the fourth quarter, a 56-percent decrease from the prior year. The company exited the Coiled Tubing service line in early August, reducing sales by $17.0 million, or 22 percent. In addition, foreign exchange had an unfavorable impact on sales of $3.2 million, or 4 percent. This segment continues to be affected by weak market conditions in the oil and gas sector. Operating income, excluding special items, was $1.0 million and represented 3.0 percent of sales.

Full Year 2015

Worldwide sales for the full year grew 4 percent to $1.798 billion. Foreign exchange had an unfavorable impact on sales of $95 million or 6 percent. Operating income for the full year, excluding special items, increased 10 percent to $257.4 million from $234.5 million in 2014. Reported operating income for the full year was $200.3 million. Cash flow from operations for the year was $270 million; and, the company paid down $190 million of acquisition-related debt in 2015.

Full-year worldwide sales for the Specialty Minerals segment decreased 4 percent to $624.6 million. Foreign exchange had an unfavorable impact in sales of $33.5 million, or 5 percent. On a constant currency basis, sales increased 1 percent. Income from operations, excluding special items, for Specialty Minerals increased 2 percent to a record $100.8 million in 2015, and represented 16.1 percent of sales.

Performance Materials sales in 2015 were $514.8 million with record operating income of $95.9 million, representing 18.6 percent of sales compared with 14.5 percent in the prior year.  Construction Technologies sales in 2015 were $180.1 million with operating income of $22.5 million, representing 12.5 percent of sales.  Energy Services sales for the full year were $182.2 million with operating income, excluding special items of $14.1 million.

Full year sales in the Refractories segment were $295.9 million.  Foreign exchange had an unfavorable impact on sales of $23.7 million, or 7 percent.  Operating income, excluding special items, was $29.8 million, and represented 10.1 percent of sales.

"Many factors contributed to our solid 2015 financial performance," said Mr. Muscari. "The highly accretive 2014 purchase of AMCOL International doubled our size and created a stronger foundation for future growth—both organically and through acquisition. Today, we are the world's leader in precipitated calcium carbonate and bentonite with demonstrated expertise in fine particle technology.  Our three Minerals-based segments, which comprise about 75 percent of MTI's revenues, were the core contributors to our performance, and the fundamentals in these business units remain solid, positioning us for growth in 2016.  We will also continue to take the necessary steps to maximize profitability in our two Service-based businesses that face difficult market conditions. Overall, MTI remains a strong operating company focused on our major strategies of geographic expansion and technological innovation; and, in 2016 we expect to improve profitability and maintain strong cash flows."

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Minerals Technologies has scheduled an analyst conference call for Friday, February 5, 2016 at 11:00 a.m. to discuss operating results for the fourth quarter. The conference call will be broadcast over the company's website, www.mineralstech.com.
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This press release may contain forward-looking statements, which describe or are based on current expectations; in particular, statements of anticipated changes in the business environment in which the company operates and in the company's future operating results. Actual results may differ materially from these expectations. In addition, any statements that are not historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates," and similar expressions) should also be considered to be forward-looking statements.  The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the risk factors and other cautionary statements in our 2014 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec. 31,	Sept. 27,	Dec. 31,	Prior	Prior	Dec. 31,	Dec. 31,	Prior
	2015	2015	2014	Qtr.	Year	2015	2014	Year

Net sales
Product sales	$396.6	$410.1	$439.9	(3)%	(10)%	$1,615.4	$1,514.9	7%
Service revenue	33.4	40.9	76.1	(18)%	(56)%	182.2	210.1	(13)%
Total net sales	430.0	451.0	516.0	(5)%	(17)%	1,797.6	1,725.0	4%

Cost of sales
Cost of goods sold	294.2	302.4	329.5	(3)%	(11)%	1,190.0	1,141.5	4%
Cost of service revenue	26.4	29.7	54.1	(11)%	(51)%	136.6	148.1	(8)%
Total cost of sales	320.6	332.1	383.6	(3)%	(16)%	1,326.6	1,289.6	3%

Production margin	109.4	118.9	132.4	(8)%	(17)%	471.0	435.4	8%

Marketing and administrative expenses	42.7	47.9	50.0	(11)%	(15)%	182.3	177.4	3%
Research and development expenses	5.8	6.2	6.4	(6)%	(9)%	23.6	24.4	(3)%
Amortization expense of intangible assets acquired	2.0	2.0	1.9	0%	5%	7.8	4.8	63%
Acquisition related transaction and integration costs	3.3	2.4	2.4	38%	38%	11.8	19.1	(38)%
Restructuring and other charges	17.9	10.5	31.4	70%	(43)%	45.2	43.2	5%
Insurance / litigation settlement (gain)	0.0	0.0	(2.3)	*	*	0.0	(2.3)	*

Income from operations	37.7	49.9	42.6	(24)%	(12)%	200.3	168.8	19%

Interest expense, net	(15.4)	(14.5)	(16.6)	6%	(7)%	(60.9)	(41.8)	46%
Premium on early extinguishment of debt	0.0	0.0	0.0	*	*	(4.5)	(5.8)	*
Other non-operating income (deductions), net	(8.0)	2.8	1.3	*	*	(2.3)	1.8	*
Total non-operating deductions, net	(23.4)	(11.7)	(15.3)	100%	53%	(67.7)	(45.8)	48%

Income from continuing operations before tax and equity in earnings	14.3	38.2	27.3	(63)%	(48)%	132.6	123.0	8%

Provision (benefit) for taxes on income	(2.9)	8.4	6.0	*	*	22.8	30.8	(26)%
Equity in earnings of affiliates, net of tax	0.4	0.5	0.6	(20)%	(33)%	1.8	1.2	50%

Income from continuing operations, net of tax	17.6	30.3	21.9	(42)%	(20)%	111.6	93.4	19%

Income (loss) from discontinued operations, net of tax	0.0	0.0	0.1	*	*	0.0	2.1	*

Consolidated net income	17.6	30.3	22.0	(42)%	(20)%	111.6	95.5	17%

Less: Net income attributable to non-controlling interests	0.7	1.1	0.7	(36)%	0%	3.7	3.1	19%

Net Income attributable to Minerals Technologies Inc. (MTI)	$16.9	$29.2	$21.3	(42)%	(21)%	$107.9	$92.4	17%

Weighted average number of common shares outstanding:

Basic	34.8	34.7	34.6			34.7	34.5

Diluted	35.0	35.0	34.9			35.0	34.8

Earnings per share attributable to MTI:

Basic:
Income from continuing operations attributable to MTI	$0.49	$0.84	$0.61	(42)%	(20)%	$3.11	$2.62	19%
Income (loss) from discontinued operations attributable to MTI	0.00	0.00	0.01	*	*	0.00	0.06	*
Net Income attributable to MTI common shareholders	$0.49	$0.84	$0.62	(42)%	(21)%	$3.11	$2.68	16%

Diluted:
Income from continuing operations attributable to MTI	$0.48	$0.83	$0.61	(42)%	(21)%	$3.08	$2.59	19%
Income (loss) from discontinued operations attributable to MTI	(0.00)	0.00	0.00	*	*	0.00	0.06	*
Net Income attributable to MTI common shareholders	$0.48	$0.83	$0.61	(42)%	(21)%	$3.08	$2.65	16%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.20	$0.20

* Percentage not meaningful

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended December 31, 2015, September 27, 2015, and December 31, 2014 each consisted of 95 days, 91 days, and 94 days. As a result of the acquisition of AMCOL International on May 9, 2014, the year-to-date financial results of the acquired business reflect 237 days.

2)
During the third and fourth quarters of 2015, the Company incurred restructuring charges related to lease termination costs, inventory writeoffs and impairment of assets relating to its exit Coiled Tubing product line and restructuring of other onshore services within the Energy Services segment as a result of the significant reduction in oil prices and overcapacity in the onshore oil services market. In addition, in the fourth quarter the Company also restructured its Refractories segment that serves the steel market due to significant overcapacity in that market.

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Sept. 27,	Dec. 31,	Dec. 31,	Dec. 31,
		2015	2015	2014	2015	2014

	Impairment of assets
	Performance Materials	$0.0	$0.0	$0.4	$0.0	$0.4
	Construction Technologies	0.0	0.0	11.7	0.0	11.7
	Energy Services	11.9	5.2	11.6	33.0	11.6
	Corporate	1.2	0.0	0.0	1.2	0.0
	Total impairment of assets charge	$13.1	$5.2	$23.7	$34.2	$23.7

	Restructuring and other costs
	Severance and other employee benefits
	Specialty Minerals	$0.0	$0.0	$0.3	$0.0	$3.0
	Refractories	2.0	0.0	0.1	2.0	0.7
	Performance Materials	0.0	0.0	2.4	0.0	5.6
	Construction Technologies	0.0	0.0	2.8	0.0	5.8
	Energy Services	2.8	5.3	1.4	9.0	3.7
		4.8	5.3	7.0	11.0	18.8

	Other costs
	Performance Materials	0.0	0.0	0.7	0.0	0.7

	Total restructuring and other costs	$17.9	$10.5	$31.4	$45.2	$43.2

3)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended December 31, 2015, September 27, 2015, and December 31, 2014 and the twelve months period ended December 31, 2015 and December 31, 2014 and a reconciliation to reported earnings per share for such periods.  The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Sept. 27,	Dec. 31,	Dec. 31,	Dec. 31,
		2015	2015	2014	2015	2014
	Income from continuing operations attributable to MTI	$16.9	$29.2	$21.2	$107.9	$90.3

	Special items:
	Acquisition related transaction and integration costs	3.3	2.4	2.4	11.8	19.1
	Premium on early extinguishment of debt	0.0	0.0	0.0	4.5	5.8
	Non-cash inventory step-up charges	0.0	0.0	0.0	0.0	5.6
	Write-down of investment	7.6	0.0	0.0	7.6	0.0
	Restructuring and other charges	17.9	10.5	31.4	45.2	43.2
	Insurance / litigation settlement (gain)	0.0	0.0	(2.3)	0.0	(2.3)
	Related tax effects on special items	(10.7)	(4.9)	(10.0)	(26.0)	(22.6)

	Income from continuing operations attributable to MTI, excluding special items	$35.0	$37.2	$42.7	$151.0	$139.1

	Diluted earnings per share, excluding special items	$1.00	$1.06	$1.22	$4.31	$4.00

4)
Free cash flow is defined as cash flow from continuing operations less capital expenditures.  The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended December 31, 2015, September 27, 2015, and December 31, 2014 and the twelve months period ended ended December 31, 2015, and December 31, 2014 and a reconciliation to cash flow from operations for such periods.  The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities.  Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.  The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended			Year Ended
	(millions of dollars)	Dec. 31,	Sept. 27,	Dec. 31,	Dec. 31,	Dec. 31,
		2015	2015	2014	2015	2014
	Cash flow from continuing operations	$75.0	$80.2	$119.8	$269.7	$314.1
	Capital expenditures	15.1	21.8	19.4	85.6	81.8
	Free cash flow	$59.9	$58.4	$100.4	$184.1	$232.3

5)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended			Year Ended
		Dec. 31,	Sept. 27,	Dec. 31,	Dec. 31,	Dec. 31,
		2015	2015	2014	2015	2014
	Interest income	$0.5	$0.5	$1.2	$1.7	$3.4
	Interest expense	(15.9)	(15.0)	(17.8)	(62.6)	(45.2)
	Premium on early extinguishment of debt	0.0	0.0	0.0	(4.5)	(5.8)
	Foreign exchange gains (losses)	0.1	3.1	1.6	7.0	3.3
	Write-down of investment	(7.6)	0.0	0.0	(7.6)	0.0
	Other deductions	(0.5)	(0.3)	(0.3)	(1.7)	(1.5)
	Non-operating income (deductions), net	$(23.4)	$(11.7)	$(15.3)	$(67.7)	$(45.8)

6)
The analyst conference call to discuss operating results for the fourth quarter is scheduled for Friday, February 5, 2016 at 11:00 am and will be broadcast over the Company's website (www.mineralstech.com).  The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
SALES DATA	Dec. 31,	Sept. 27,	Dec. 31,	Prior	Prior	Dec. 31,	Dec. 31,	Prior
	2015	2015	2014	Qtr	Year	2015	2014	Year

United States	$243.4	$264.9	$299.8	(8)%	(19)%	$1,049.6	$1,004.4	5%
International	186.6	186.1	216.2	0%	(14)%	748.0	720.6	4%
Net Sales	$430.0	$451.0	$516.0	(5)%	(17)%	$1,797.6	$1,725.0	4%

Paper PCC	$107.4	$106.1	$113.2	1%	(5)%	$423.3	$454.5	(7)%
Specialty PCC	16.3	15.8	15.4	3%	6%	64.8	66.1	(2)%
PCC Products	$123.7	$121.9	$128.6	1%	(4)%	$488.1	$520.6	(6)%

Talc	$14.0	$13.9	$13.8	1%	1%	$55.9	$55.5	1%
Ground Calcium Carbonate	20.0	20.7	17.2	(3)%	16%	80.6	74.0	9%
Processed Minerals Products	$34.0	$34.6	$31.0	(2)%	10%	$136.5	$129.5	5%

Specialty Minerals Segment	$157.7	$156.5	$159.6	1%	(1)%	624.6	650.1	(4)%

Refractory products	$52.4	$60.5	$72.5	(13)%	(28)%	$230.7	$273.9	(16)%
Metallurgical Products	15.8	16.9	20.4	(7)%	(23)%	65.2	85.8	(24)%
Refractories Segment	$68.2	$77.4	$92.9	(12)%	(27)%	$295.9	$359.7	(18)%

Metalcasting	$66.1	$63.4	$72.0	4%	(8)%	$266.4	$181.4	47%
Household, Personal Care & Specialty Products	46.1	43.0	41.8	7%	10%	172.7	108.0	60%
Basic Minerals & Other Products	19.1	20.1	27.6	(5)%	(31)%	75.7	63.4	19%
Performance Materials Segment	$131.3	$126.5	$141.4	4%	(7)%	$514.8	$352.8	46%

Environmental products	$14.5	$21.7	$18.9	(33)%	(23)%	$69.7	$70.7	(1)%
Building Materials & Other Products	24.9	28.0	27.1	(11)%	(8)%	110.4	81.6	35%
Construction Technologies Segment	$39.4	$49.7	$46.0	(21)%	(14)%	$180.1	$152.3	18%

Energy Services Segment	$33.4	$40.9	$76.1	(18)%	(56)%	$182.2	$210.1	(13)%

Net Sales	$430.0	$451.0	$516.0	(5)%	(17)%	$1,797.6	$1,725.0	4%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Year Ended		% Growth
	Dec. 31,	Sept. 27,	Dec. 31,	Prior	Prior	Dec. 31,	Dec. 31,	Prior
SEGMENT OPERATING INCOME DATA	2015	2015	2014	Qtr.	Year	2015	2014	Year

Specialty Minerals Segment	$25.6	$25.0	$24.4	2%	5%	$100.8	$95.8	5%
% of Sales	16.2%	16.0%	15.3%			16.1%	14.7%
Refractories Segment	$3.3	$7.9	$14.2	(58)%	(77)%	$27.8	$43.2	(36)%
% of Sales	4.8%	10.2%	15.3%			9.4%	12.0%
Performance Materials Segment	$23.9	$22.7	$18.0	5%	33%	$95.9	$41.0	134%
% of Sales	18.2%	17.9%	12.7%			18.6%	11.6%
Construction Technologies Segment	$4.0	$6.1	$(9.8)	(34)%	*	$22.5	$(0.8)	*
% of Sales	10.2%	12.3%	-21.3%			12.5%	-0.5%
Energy Services Segment	$(13.7)	$(7.9)	$0.2	73%	*	$(27.9)	$16.3	*
% of Sales	-41.0%	-19.3%	0.3%			-15.3%	7.8%

Unallocated and Other Corporate Expenses	$(2.1)	$(1.5)	$(2.0)	40%	5%	$(7.0)	$(7.6)	(8)%

Acquisition related transaction costs	$(3.3)	$(2.4)	$(2.4)	38%	38%	$(11.8)	$(19.1)	(38)%

Consolidated	$37.7	$49.9	$42.6	(24)%	(12)%	$200.3	$168.8	19%
% of Sales	8.8%	11.1%	8.3%			11.1%	9.8%

SPECIAL ITEMS

Specialty Minerals Segment	$0.0	$0.0	$0.3	*	*	$0.0	$3.0	*

Refractories Segment	$2.0	$0.0	$(2.1)	*	*	$2.0	$(1.5)	*

Performance Materials Segment	$0.0	$0.0	$3.5	*	*	$0.0	$10.3	*

Construction Technologies Segment	$0.0	$0.0	$14.4	*	*	$0.0	$19.5	*

Energy Services Segment	$14.7	$10.5	$13.0	*	*	$42.0	$15.3	*

Unallocated and Other Corporate Expenses	$1.3	$0.0	$0.0	*	*	$1.3	$0.0	*
Acquisition related transaction costs	$3.3	$2.4	$2.4	38%	38%	$11.8	$19.1	(38)%

Consolidated	$21.3	$12.9	$31.5	*	*	$57.1	$65.7	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items (as set forth in the above table), for the quarterly periods ended December 31, 2015, September 27, 2015, and December 31, 2014, and the twelve month periods ended December 31, 2015 and 2014 constituting a reconciliation to GAAP operating income set forth above.  The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods.  The Company feels inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Year Ended		% Growth
SEGMENT OPERATING INCOME,	Dec. 31,	Sept. 27,	Dec. 31,	Prior	Prior	Dec. 31,	Dec. 31,	Prior
EXCLUDING SPECIAL ITEMS	2015	2015	2014	Qtr.	Year	2015	2014	Year

Specialty Minerals Segment	$25.6	$25.0	$24.7	2%	4%	$100.8	$98.8	2%
% of Sales	16.2%	16.0%	15.5%			16.1%	15.2%
Refractories Segment	$5.3	$7.9	$12.1	(33)%	(56)%	$29.8	$41.7	(29)%
% of Sales	7.8%	10.2%	13.0%			10.1%	11.6%
Performance Materials Segment	$23.9	22.7	$21.5	5%	11%	$95.9	$51.3	87%
% of Sales	18.2%	17.9%	15.2%			18.6%	14.5%
Construction Technologies Segment	$4.0	6.1	$4.6	(34)%	(13)%	$22.5	$18.7	20%
% of Sales	10.2%	12.3%	10.0%			12.5%	12.3%
Energy Services Segment	$1.0	2.6	$13.2	(62)%	(92)%	$14.1	$31.6	(55)%
% of Sales	3.0%	6.4%	17.3%			7.7%	15.0%

Unallocated Corporate Expenses	$(0.8)	$(1.5)	$(2.0)	(47)%	(60)%	$(5.7)	$(7.6)	(25)%

Consolidated	$59.0	$62.8	$74.1	(6)%	(20)%	$257.4	$234.5	10%
% of Sales	13.7%	13.9%	14.4%			14.3%	13.6%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

	(In Millions of Dollars)
		December 31,	December 31,
		2015*	2014**

Current assets:
	Cash & cash equivalents	$229.4	$249.6
	Short-term investments	2.6	0.8
	Accounts receivable, net	348.7	412.6
	Inventories	194.9	211.8
	Prepaid expenses and other current assets	28.0	28.7
	Total current assets	803.6	903.5

	Property, plant and equipment	2,167.3	2,174.2
	Less accumulated depreciation	1,063.0	992.1
	Net property, plant & equipment	1,104.3	1,182.1

	Goodwill	781.2	770.9
	Intangible assets	212.7	212.1
	Other assets and deferred charges	78.2	86.3

	Total assets	$2,980.0	$3,154.9

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
	Short-term debt	$6.5	$5.6
	Current maturities of long-term debt	3.1	0.3
	Accounts payable	152.4	170.4
	Other current liabilities	156.5	175.2
	Total current liabilities	318.5	351.5

	Long-term debt	1,255.3	1,426.8
	Deferred income taxes	252.0	272.8
	Other non-current liabilities	216.4	214.9
	Total liabilities	2,042.2	2,266.0

	Total MTI shareholders' equity	910.6	863.0
	Non-controlling Interest	27.2	25.9
	Total shareholders' equity	937.8	888.9

	Total liabilities and shareholders' equity	$2,980.0	$3,154.9

*	Unaudited
**	Condensed from audited financial statements.